Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lam Research Corporation 1999 Employee Stock Purchase Plan, as amended and restated of Lam Research Corporation of our reports dated August 14, 2018, with respect to the consolidated financial statements of Lam Research Corporation and the effectiveness of internal control over financial reporting of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 24, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
April 30, 2019